EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Clear Channel Communications, Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Clear Channel Communications, Inc. of our report dated June 18, 2001, relating to the statements of net assets as of December 31, 2000 and the statement of changes in net assets available for benefits and supplemental schedule for the year ended December 31, 2000 of the SFX Entertainment Profit Sharing and 401(k) Plan, which appears in the Annual Report on Form 11-K of the SFX Entertainment Profit Sharing and 401(k) Plan for the fiscal year ended December 31, 2000.


/s/ HANKE, GREEN & STEIN

San Antonio, Texas
November 28, 2001